                                                                    EXHIBIT 12.1

                      COMPUTATION OF RATIOS OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                                FISCAL YEAR ENDED
                                                              -----------------------------------------------------
                                                                1994       1995       1996       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
Interest expense............................................  $   2,722  $   2,979  $   3,540  $   1,824  $   3,340
Estimated interest portion of rent expense..................         41         59         62         55         66
                                                              ---------  ---------  ---------  ---------  ---------
Fixed charges...............................................  $   2,763  $   3,038  $   3,602  $   1,879  $   3,406
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes...........................  $  (1,338) $    (358) $  (1,460) $   3,709  $   9,221
Fixed charges...............................................      2,763      3,038      3,602      1,879      3,406
                                                              ---------  ---------  ---------  ---------  ---------
Earnings....................................................  $   1,425  $   2,680  $   2,142  $   5,588  $  12,627
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Fixed charges...............................................  $   2,763  $   3,038  $   3,602  $   1,879  $   3,406
Preferred stock dividend requirements.......................     --         --         --         --            150
Accretion of carrying value of preferred stock..............     --         --         --         --             28
                                                              ---------  ---------  ---------  ---------  ---------
Combined fixed charges and preferred stock dividends........  $   2,763  $   3,038  $   3,602  $   1,879  $   3,584
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and preferred
 stock dividends (1)........................................                                       2.97x      3.52x
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

------------------------

(1) In fiscal 1994, 1995 and 1996, earnings were insufficient to cover fixed charges by approximately $1,338,000, $358,000 and $1,460,000, respectively.